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                      AMTRUST CAPITAL CORP.
                       20 West Fifth Street
                       Peru, Indiana 46970


                          PRESS RELEASE

FOR MORE INFORMATION                         FOR IMMEDIATE RELEASE
Contact: Bruce M. Borst, President           Date: August 13, 1998
 at (765) 472-1991


                      AMTRUST CAPITAL CORP.
                          AMENDS BYLAWS


     PERU, INDIANA - AmTrust Capital Corp. ("Corporation"), the parent company for AmericanTrust Federal Savings Bank, has announced that the Corporation has amended its Bylaws to require that in order for any stockholder proposals to be considered filed timely with the Corporation, the proposal must be received at the executive offices of the Corporation no later than 60 days after the end of the Corporation's fiscal year end. The Corporation's fiscal year end is June 30th.

     "The Board of Directors approved the Bylaw amendment to ensure that the Corporation would have adequate time to review and respond to any stockholder proposals," said Bruce M. Borst, the Corporation's President. The amendment does not effect any other provisions in the Corporation's Bylaws.

     The Corporation's common stock is on the OTC Electronic Bulleting Board under the symbol "ATSB."